EXHIBIT 99.1

CATALYST SEMICONDUCTOR, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Santa Clara, California, December 21, 2006.  Catalyst Semiconductor, Inc. (Nasdaq: CATS), a developer and marketer of programmable and analog/mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, announced that its board of directors has adopted a stockholder rights plan to replace the December 1996 stockholder rights plan that expired in December 2006.  Under the plan, Catalyst will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on January 18, 2007.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Catalyst’s stockholders.  The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $18.00.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, fifteen percent or more of Catalyst’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Catalyst for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Catalyst or shares of the third party acquirer having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

The rights previously issued under the December 1996 rights plan expired by their terms on December 3, 2006 and are no longer in effect.  As a result, the December 1996 rights may not be exercised.

About Catalyst Semiconductor

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California. Catalyst is a leading supplier of high performance analog/mixed-signal solutions and nonvolatile memory products used in automotive, aircraft, telecommunications, computation, industrial and consumer markets. The company designs and markets a broad range of analog/mixed-signal products such as LED Drivers, DC-DC Converters, GPI/O Expanders, Digitally Programmable Potentiometers (DPP(TM)), Microcontroller Supervisory circuits and other analog/mixed-signal products. Programmable products include Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, as well as NVRAM and low density Flash Memories. Typical applications include LCD displays, digital cameras, cell phones, automotive instrumentation, modems, wireless LANs, network cards, DIMM modules, digital satellite box receivers, set-top boxes and Internet routers. Catalyst’s Quality Management System is ISO 9001:2000 certified. For additional information about Catalyst Semiconductor, visit our website at www.catsemi.com.

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